                                                                    EXHIBIT 99.3

                           TWENTY-FIFTH AMENDMENT TO
                           FIRST AMENDED AND RESTATED
                        AGREEMENT OF LIMITED PARTNERSHIP
                                      OF
                    CHARLES E. SMITH RESIDENTIAL REALTY L.P.

       THIS TWENTY-FIFTH AMENDMENT TO FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF CHARLES E. SMITH RESIDENTIAL REALTY L.P. (this "Twenty-Fifth Amendment"), dated as of September 13, 1999, is entered into by Charles E. Smith Residential Realty, Inc., a Maryland corporation, as general partner (the "General Partner") of Charles E. Smith Residential Realty L.P. (the "Partnership"), for itself and on behalf of the limited partners of the Partnership.

       WHEREAS, (i) the General Partner and the Partnership have entered into a Purchase Agreement with an investor, dated as of September 8, 1999, pursuant to which the General Partner has agreed to issue to the investor shares of a newly created series of capital stock, designated Series H Cumulative Convertible Redeemable Preferred Stock (the "Series H Preferred Stock") and the Partnership has agreed to issue to such investor and the General Partner a new class of Units of limited partnership interest in the Partnership, to be entitled Series H Cumulative Convertible Redeemable Preferred Units (the "Series H Preferred Units") and (ii) the General Partner has entered into a Preferred Share Purchase Agreement with an investor, dated as of September 10, 1999, pursuant to which the General Partner has agreed to issue shares of Series H Preferred Stock to such investor; and

       WHEREAS, Section 4.2.B of the First Amended and Restated Agreement of Limited Partnership of the Partnership (as heretofore amended, the "Partnership Agreement") provides that the General Partner shall not issue additional convertible securities containing the right to subscribe for or purchase shares of Common Stock of the General Partner ("REIT Shares" and collectively, the "New Securities"), other than to all holders of REIT Shares, unless the General Partner causes the Partnership to issue to the General Partner Partnership Interests having designations, preferences and other rights, all such that the economic interests are substantially the same as those of the New Securities;

       WHEREAS, pursuant to the authority granted to the General Partner pursuant to Section 4.2 of the Partnership Agreement, the General Partner desires to amend the Partnership Agreement (i) to establish a new class of Units, to be entitled Series H Cumulative Convertible Redeemable Preferred Units, and to set forth the designations, rights, powers, preferences and duties of such Series H Preferred Units, which are substantially the same as those of the Series H Preferred Stock, and (ii) to make certain other changes to the Partnership Agreement;

       NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the General Partner hereby amends the Partnership Agreement, as follows:

       1. Section 4.2 of the Partnership Agreement is hereby amended by adding after Section 4.2.H the following section:

            I.   Series H Preferred Units.  Under the authority granted to it
                 ------------------------
       by Section 4.2.A. hereof, the General Partner hereby establishes an additional class of Partnership Units entitled "Series H Cumulative Convertible Redeemable Preferred Units" (the "Series H Preferred Units"). Series H Preferred Units shall have the designations, preferences, rights, powers and duties as set forth in Exhibit K hereto.
                                                 ---------

       2.   Exhibits to Partnership Agreement.
            ---------------------------------

            A. The General Partner shall maintain the information set forth in Exhibit A to the Partnership Agreement, as such information shall change from time to time, in such form as the General Partner deems appropriate for the conduct of the Partnership's affairs, and Exhibit A shall be deemed amended from time to time to reflect the information so maintained by the General Partner, whether or not a formal amendment to the Partnership Agreement has been executed amending such Exhibit A. In addition to the designation of Series H Preferred Units pursuant to this Twenty-Fifth Amendment, such information shall reflect (and Exhibit A shall be deemed amended from time to time to reflect) the issuance of any additional Partnership Units to the General Partner or any other Person, the transfer of Partnership Units and the redemption of any Partnership Units, all as contemplated herein.

            B. The Partnership Agreement is hereby amended by attaching thereto as Exhibit K the Exhibit K attached hereto.
           ---------     ---------

       3.   Certain Capitalized Terms.  All capitalized terms used in this
            -------------------------
Twenty-Fifth Amendment and not otherwise defined shall have the meanings assigned in the Partnership Agreement. Except as modified herein, all terms and conditions of the Partnership Agreement shall remain in full force and effect, which terms and conditions the General Partner hereby ratifies and affirms.

                     [SIGNATURES APPEAR ON FOLLOWING PAGE]

       IN WITNESS WHEREOF, the undersigned has executed this Twenty-Fifth Amendment as of the date first set forth above.

                       CHARLES E. SMITH RESIDENTIAL REALTY, INC., as General Partner of
                       Charles E. Smith Residential Realty L.P.
                       and on behalf of existing Limited Partners


                       By:     /s/  Ernest A. Gerardi, Jr.
                       Name:   Ernest A. Gerardi, Jr.
                       Title:  President

                                   EXHIBIT K

             DESIGNATION OF THE PREFERENCES, CONVERSION AND OTHER
          RIGHTS, VOTING POWERS, RESTRICTIONS AND LIMITATIONS AS TO
                           SERIES H PREFERRED UNITS

       The Series H Preferred Units shall have the following designations, preferences, rights, powers and duties:

     (1)  Certain Defined Terms.  The following capitalized terms used in this
          ---------------------
Exhibit K shall have the respective meanings set forth below:
---------

     "Board of Directors" shall mean the Board of Directors of the General Partner or any committee authorized by such Board of Directors to perform any of its responsibilities with respect to the Series H Preferred Stock.

     "Business Day" shall mean any day other than a Saturday, Sunday or a day on which state or federally chartered banking institutions in New York City, New York are not required to be open.

     "Conversion Price" shall mean the conversion price per Class A Unit for which the Series H Preferred Units are convertible, as such Conversion Price may be adjusted pursuant to Section 5. The initial conversion price shall be $38.50 (equivalent to a conversion rate of approximately 0.65 Class A Units for each Series H Preferred Unit).

     "Current Market Price" of Class A Units for any day shall equal the product of (x) the Conversion Factor then in effect times (y) the last reported sales price for a REIT Share, regular way on such day, or, if no sale takes place on such day, the average of the reported closing bid and asked prices for REIT Shares on such day, regular way, in either case as reported on the New York Stock Exchange ("NYSE") or, if the REIT Shares are not listed or admitted for trading on the NYSE, on the principal national securities exchange on which the REIT Shares are listed or admitted for trading or, if not listed or admitted for trading on any national securities exchange, on the Nasdaq Stock Market ("NASDAQ") or, if the REIT Shares are not quoted on such National Market System, the average of the closing bid and asked prices for the REIT Shares on such day in the over-the-counter market as reported by NASDAQ or, if bid and asked prices for the REIT Shares on such day shall not have been reported through NASDAQ, the average of the bid and asked prices on such day as furnished by any NYSE member firm regularly making a market in the REIT Shares selected for such purpose by the Board of Directors of the General Partner.

     "Distribution Date" means (i) for any Distribution Period with respect to which the Partnership pays a distribution on the Class A Units, the date on which such distribution is paid, or (ii) for any Distribution Period with respect to which the Partnership does not pay a distribution on the Class A Units, the date set by the General Partner for payment of dividends on the Series H Preferred Stock, which date shall not be later than the forty-fifth calendar day after the end of the applicable Distribution Period.

     "Distribution Period" means quarterly periods commencing on January 1, April 1, July 1 and October 1 of each year and ending on and including the day preceding the first day of the next succeeding Distribution Period (other than the initial Distribution Period, which shall commence on the Issue Date and end on and include the last calendar day of the calendar quarter containing the Issue Date, and other than the Distribution Period during which any Series H Preferred Units shall be redeemed pursuant to Section 4, which shall end on and include the Redemption Date (as defined in Section 4(B)).

     "Fair Market Value" shall mean the average of the daily Current Market Prices of a Class A Unit on the five (5) consecutive Trading Days selected by the General Partner commencing not more than 20 Trading Days before, and ending not later than, the earlier of the day in question and the day before the "ex date" with respect to the issuance or distribution requiring such computation. The term "ex date," when used with respect to any issuance or distribution, means the first day on which the REIT Shares for which Class A Units are redeemable trade regular way, without the right to receive the corresponding issuance or distribution, on the exchange or in the market, as the case may be, used to determine that day's Current Market Price.

     "Fully Junior Units" shall mean the Common Units, the Series D Junior Participating Preferred Units and any other class or series of Partnership Units now or hereafter issued and outstanding over which the Series H Preferred Units have preference or priority in both (i) the payment of dividends and (ii) the distribution of assets on any liquidation, dissolution or winding up of the Partnership.

     "Funds from Operations" shall mean net income (loss) (computed in accordance with generally accepted accounting principles) excluding gains (or losses) from debt restructuring, and distributions in excess of earnings allocated to other Partnership interests or minority interests (as reflected in the financial statements of the General Partner) plus depreciation/amortization of assets unique to the real estate industry, all computed in a manner consistent with the revised definition of Funds From Operations adopted by the National Association of Real Estate Investment Trusts (NAREIT), in its White Paper dated March 1995, as such definitions may be modified from time to time, as determined by the General Partner in good faith.

     "Issue Date" shall mean the date on which the first Series H Preferred Units are issued.

     "Junior Units" shall mean the Common Units, the Series D Junior Participating Preferred Units and any other class or series of Partnership Units now or hereafter issued and outstanding over which the Series H Preferred Units have preference or priority in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Partnership.

     "Parity Units" has the meaning ascribed thereto in Section 6(B).

     "Set apart for payment" shall be deemed to include, without any action other than the following, the recording by the Partnership in its accounting ledgers of any accounting or bookkeeping entry which indicates, pursuant to a declaration of distribution by the Board of Directors, the allocation of funds to be so paid on any series or class of Partnership Units; provided, however, that if any funds for any class or series of Junior Units or any class or series of Partnership Units ranking on a parity with the Series H Preferred Units as to the payment of distributions are placed in a separate account of the Partnership or delivered to a disbursing, paying or other similar agent, then "set apart for payment" with respect to the Series H Preferred Units shall mean placing such funds in a separate account or delivering such funds to a disbursing, paying or other similar agent.

     "Trading Day" shall mean any day on which the securities in question (which, in the case of Class A Units, shall be deemed to be REIT Shares) are traded on the NYSE, or if such securities are not listed or admitted for trading on the NYSE, on the principal national securities exchange on which such securities are listed or admitted, or if not listed or admitted for trading on any national securities exchange, on the National Market System of NASDAQ, or if such securities are not quoted on such National Market System, in the securities market in which the securities are traded.

       (2)  Distributions.
            -------------

            (A) The holders of the then outstanding Series H Preferred Units shall be entitled to receive out of funds legally available therefor, when, as and if declared by the General Partner, distributions payable in cash at the rate per Series H Preferred Unit equal to the greater of (i) $2.03125 per Series H Preferred Unit or (ii) the ordinary cash distributions (determined on each Distribution Date) paid on the number of Class A Units, or portion thereof, into which a Series H Preferred Unit is convertible. The distributions referred to in clause (ii) of the preceding sentence shall equal the number of Class A Units, or portion thereof, into which a Series H Preferred Unit is convertible, multiplied by the most recent quarterly distribution on a Class A Unit on or before the applicable Distribution Date. If the Partnership pays an ordinary cash distribution on the Class A Units with respect to a Distribution Period after the date on which the Distribution Date is declared pursuant to clause
(ii) of the definition of Distribution Date and the distribution calculated with respect to clause (ii) of the first sentence of this Section 2(A) is greater than the distribution previously declared on the Series H Preferred Units with respect to such Distribution Period, the Partnership shall pay an additional distribution in respect of the Series H Preferred Units on the date on which the distribution on the Class A Units is paid, in an amount equal to the difference between (y) the distribution calculated pursuant to clause (ii) of the first sentence of this Section 2(A) and (z) the amount of distributions previously declared on the Series H Preferred Units with respect to such Distribution Period. Distributions shall begin to accrue and shall be fully cumulative from the first day of the applicable Distribution Period, whether or not in any Distribution Period or Periods there shall be funds of the Partnership legally available for the payment of such distributions, and shall be payable quarterly, when, as and if declared by the General Partner, in arrears on Distribution Dates. Accrued and unpaid distributions for any past Distribution Periods may be declared and paid at any time and for such interim periods, without reference to any regular Distribution Date, to the holders of the Series H Preferred Units on such date as may be fixed by the General Partner for payment of the corresponding dividend on the Series H Preferred Stock. Any distribution made on the Series H Preferred Units shall first be credited against the earliest accrued but unpaid distribution due with respect to Series H Preferred Units which remains payable.

          (B) The amount of distributions referred to in clause (i) of the first sentence of Section 2(A) shall be equal to the annual distribution rate payable for each full Distribution Period on the Series H Preferred Units divided by four. The distribution for the initial Distribution Period will include a partial distribution for the period from the Issue Date until the last calendar day of the calendar quarter containing the Issue Date. The amount of distributions payable for such initial Distribution Period, or any other period shorter than a full Distribution Period, on the Series H Preferred Units shall be computed on the basis of a 360-day year of twelve 30-day months. No interest, or sum of money in lieu of interest, shall be payable in respect of any distribution payment or payments on the Series H Preferred Units that may be in arrears.

          (C) So long as any Series H Preferred Units are outstanding, no distributions, except as described in the immediately following sentence, shall be declared or paid or set apart for payment on any class or series of Parity Units for any period unless full cumulative distributions have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Series H Preferred Units for all Distribution Periods terminating on or prior to the distribution payment date for such class or series of Parity Units. When distributions are not paid in full or a sum sufficient for such payment is not set apart, as aforesaid, all distributions declared upon Series H Preferred Units and all distributions declared upon any other class or series of Parity Units shall be declared ratably in proportion to the respective amounts of distributions accumulated and unpaid on the Series H Preferred Units and accumulated and unpaid on such Parity Units.

          (D) So long as any Series H Preferred Units are outstanding, no distributions (other than distributions paid solely in Fully Junior Units or options, warrants or rights to subscribe for or purchase Fully Junior Units) shall be declared or paid or set apart for payment or other distribution shall be declared or made or set apart for payment upon Junior Units, nor shall any Junior Units be redeemed, purchased or otherwise acquired (other than a redemption, purchase or other acquisition of Class A Units made for purposes of an employee incentive or benefit plan of the General Partner or any subsidiary) for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any Junior Units) by the Partnership, directly or indirectly (except by conversion into or exchange for Fully Junior Units), unless in each case (i) the full cumulative distributions on all outstanding Series H Preferred Units and any other Parity Units of the Partnership shall have been paid or declared and set apart for payment for all past Distribution Periods with respect to the Series H Preferred Units and all past distribution periods with respect to such Parity Units, (ii) sufficient funds shall have been paid or set apart for the payment of the distribution for the current Distribution Period with respect to the Series H Preferred Units and the current distribution period with respect to such Parity Units and (iii) any obligations of the General Partner in respect of the Series H Preferred Units called for redemption by the General Partner pursuant to Section 4 have been satisfied in full.

          (E) No distributions on the Series H Preferred Units shall be declared by the General Partner or paid or set apart for payment by the Partnership at such time as the terms and provisions of any agreement of the General Partner or the Partnership, including any agreement relating to indebtedness of either of them, prohibits such declaration, payment, or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration or payment shall be restricted or prohibited by law.

     (3)  Liquidation Preference.
          ----------------------

          (A) In the event of any liquidation, dissolution or winding up of the Partnership, whether voluntary or involuntary, before any payment or distribution of the assets of the Partnership shall be made to or set apart for the holders of Junior Units, the holders of the Series H Preferred Units shall be entitled to receive Twenty Five Dollars ($25.00) (the "Series H Liquidation Preference") per Series H Preferred Unit plus an amount equal to all distributions (whether or not earned or declared) accumulated, accrued and unpaid thereon to the date of final distribution to such holders; but the holders of the Series H Preferred Units shall not be entitled to any further payment; provided that the distribution payable with respect to the Distribution Period containing the date of final distribution shall be equal to the greater of (i) the distribution provided in clause (i) of the first sentence of Section 2(A) or (ii) the distribution determined pursuant to clause (ii) of the first sentence of Section 2(A) for the preceding Distribution Period. If, upon any liquidation, dissolution or winding up of the Partnership, the assets of the Partnership, or proceeds thereof, distributable to the holders of the Series H Preferred Units shall be insufficient to pay in full the preferential amount aforesaid and liquidating payments on any other class or series of Parity Units, then such assets, or the proceeds thereof, shall be distributed among the holders of the Series H Preferred Units and the holders of such other Parity Units ratably in accordance with the respective amounts that would be payable on such Series H Preferred Units and such other Parity Units if all amounts payable thereon were paid in full. For the purposes of this Section 3, (x) a consolidation or merger of the Partnership with one or more partnerships, limited liability companies, corporations, real estate investment trusts or other entities and (y) a sale, lease or conveyance of all or substantially all of the Partnership's property or business shall not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, of the Partnership.

          (B) Subject to the rights of the holders of Partnership Units of any series or class ranking on a parity with or prior to the Series H Preferred Units upon any liquidation, dissolution or winding up of the Partnership, after payment shall have been made in full to the holders of the Series H Preferred Units as provided in this Section 3, any other series or class or classes of Junior Units shall, subject to any respective terms and provisions (if any) applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Series H Preferred Units shall not be entitled to share therein.

     4.   Redemption Right relating to Series H Preferred Units.
          -----------------------------------------------------

     (A)  General Provisions.
          ------------------

          (i) Except as provided in Section 4(D), the Series H Preferred Units shall not be redeemable by the Partnership prior to the fifth anniversary of the Issue Date. At any time on or after the fifth anniversary of the Issue Date, the General Partner may cause the Partnership to redeem the Series H Preferred Units, in whole or in part, pro rata in proportion to the aggregate number of Series H Preferred Units held by each holder (as nearly as may be), for cash in an amount per Series H Preferred Unit equal to the Series H Liquidation Preference plus accrued and unpaid distributions, in each case subject to the conditions set forth below.

          (ii) Upon any redemption of Series H Preferred Units, the Partnership shall pay any accrued and unpaid distributions with respect to the Series H Preferred Units being redeemed for any Distribution Period ending on or prior to the Redemption Date. If the Redemption Date falls after a Partnership Record Date and prior to the corresponding Distribution Date, then the holders of the Series H Preferred Units being redeemed shall be entitled to distributions payable on the corresponding Distribution Date notwithstanding the redemption of such Series H Preferred Units before such Distribution Date. Except as provided above, the Partnership shall make no payment or allowance for unpaid distributions, whether or not in arrears, on Series H Preferred Units called for redemption.

          (iii) If full cumulative distributions on the Series H Preferred Units and any other class or series of Parity Units of the Partnership have not been declared and paid or declared and set apart for payment, the Series H Preferred Units may not be redeemed under this Section 4 in part and the General Partner may not purchase or acquire Series H Preferred Units, otherwise than pursuant to a purchase or exchange offer made on the same terms to all holders of Series H Preferred Units.

     (B)  Redemption of Series H Preferred Units held by the General Partner.
          ------------------------------------------------------------------

          (i) The Series H Preferred Units held by the General Partner shall be redeemed only if the General Partner shall concurrently therewith redeem an equivalent number of shares of Series H Preferred Stock for cash. Such redemption of Series H Preferred Units shall occur substantially concurrently with the redemption by the General Partner of such Series H Preferred Stock (such date of redemption, (the "Redemption Date").

          (ii) In the event that the General Partner redeems shares of Series H Preferred Stock for cash (including payments of cash in lieu of fractional REIT Shares), the Partnership shall redeem a like number of Series H Preferred Units in exchange for the amount of cash that the General Partner is required to pay pursuant to the terms of the Series H Preferred Stock in connection with such redemption.


     (C)  Redemption of Series H Preferred Units held by Persons other than the
          ---------------------------------------------------------------------
          General Partner.
          ---------------

          (i) The General Partner shall cause the Partnership to redeem the Series H Preferred Units held by Persons other than the General Partner concurrently with the redemption of Series H Preferred Units held by the General Partner and substantially concurrently with the redemption by the General Partner of Series H Preferred Stock on the Redemption Date.

          (ii) Notice of the redemption of any Series H Preferred Units under this Section 4(C) shall be sent by facsimile and by overnight courier at the facsimile number and address provided by the holder to the General Partner to such holder of record of Series H Preferred Units to be redeemed at the address of each such holder as shown on the General Partner's records, not less than 30 nor more than 60 days prior to the Redemption Date. Neither the failure to send any notice required by this paragraph (ii), nor any defect therein or in the sending thereof, to any particular holder, shall affect the sufficiency of the notice or the validity of the proceedings for redemption with respect to the other holders. Any notice which was sent in the manner herein provided shall be conclusively presumed to have been duly given on the date sent whether or not the holder receives the notice. Each such sent notice shall state, as appropriate: (1) the Redemption Date; (2) the number of Series H Preferred Units to be redeemed and, if fewer than all the units held by such holder are to be redeemed, the number of Series H Preferred Units to be redeemed from such holder; (3) the redemption price; (4) the then-current Conversion Price; and (5) that distributions on the units to be redeemed shall cease to accrue on such Redemption Date except as otherwise provided herein. Notice having been mailed as aforesaid, from and after the Redemption Date (unless the General Partner shall fail to make available an amount of cash necessary to effect such redemption), (i) except as otherwise provided herein, distributions on the Series H Preferred Units so called for redemption shall cease to accrue, (ii) such Series H Preferred Units shall no longer be deemed to be held by such holder, and (iii) all rights of the holders thereof as holders of Series H Preferred Units of the Partnership shall cease (except the rights to convert and to receive the cash payable upon such redemption, without interest thereon and to receive any distributions payable thereon). The General Partner's obligation to provide cash in accordance with the preceding sentence shall be deemed fulfilled if, on or before the Redemption Date, the General Partner shall deposit with a bank or trust company (which may be an affiliate of the General Partner) that has an office in the Borough of Manhattan, City of New York, and that has, or is an affiliate of a bank or trust company that has, capital and surplus of at least $250,000,000, necessary for such redemption, in trust, with irrevocable instructions that such cash be applied to the redemption of the Series H Preferred Units so called for redemption. No interest shall accrue for the benefit of the holders of Series H Preferred Units to be redeemed on any cash so set aside by the General Partner. Subject to applicable escheat laws, any such cash unclaimed at the end of two years from the Redemption Date shall revert to the general funds of the General Partner, after which reversion the holders of such Series H Preferred Units so called for redemption shall look only to the general funds of the General Partner for the payment of such cash.

          As promptly as practicable after the surrender in accordance with such notice of certificates for any Series H Preferred Units so redeemed, such Series H Preferred Units shall be exchanged for any cash (without interest thereon) for which such Series H Preferred Units have been redeemed.

     (D) If fewer than all the outstanding Series H Preferred Units are to be redeemed, Series H Preferred Units to be redeemed shall be selected by the General Partner from outstanding Series H Preferred Units not previously called for redemption pro rata in proportion to the aggregate number of Series H Preferred Units held by each holder (as nearly as may be), including the General Partner.

     5.   Conversion to Class A Units.
          ---------------------------

          (A) Conversion by Persons other than the General Partner. Holders of Series H Preferred Units (other than the General Partner) shall have the right to convert all or a portion of such Series H Preferred Units into Class A Units as follows:

          (i)  Subject to and upon compliance with the provisions of this
Section 5, a holder of Series H Preferred Units shall have the right, at any time, at his or her option, to convert such Series H Preferred Units into the number of Class A Units obtained by dividing the aggregate Liquidation Preference of such Series H Preferred Units (exclusive of accrued but unpaid dividends) by the Conversion Price (as in effect at the time and on the date provided for in the last paragraph of paragraph (ii) of this Section 5(A)); provided, however, that the right to convert Series H Preferred Units called for
--------  -------
redemption pursuant to Section 4 shall terminate at the close of business on the fifth Business Day prior to the Redemption Date fixed for such redemption, unless the General Partner shall default in making payment of the cash payable upon such redemption under Section 4.

          (ii) In order to exercise the conversion right, the holder of each Series H Preferred Unit (other than the General Partner) to be converted shall surrender the certificate representing such Series H Preferred Unit, accompanied by written notice to the General Partner that the holder thereof elects to convert such Series H Preferred Units. Unless the Class A Units issuable on conversion are to be issued in the same name as the name in which such Series H Preferred Unit is registered, each Series H Preferred Unit surrendered for conversion shall be accompanied by instruments of transfer, in form satisfactory to the General Partner, duly executed by the holder or such holder's duly authorized attorney and an amount sufficient to pay any transfer or similar tax (or evidence reasonably satisfactory to the General Partner demonstrating that such taxes have been paid).

          Holders of Series H Preferred Units at the close of business on a distribution record date shall be entitled to receive the distribution payable on such Series H Preferred Units on the corresponding Distribution Date notwithstanding the conversion thereof following such distribution record date and prior to such Distribution Date. However, Series H Preferred Units to be converted during the period between the close of business on any distribution record date and the opening of business on the corresponding Distribution Date (except Series H Preferred Units converted after the issuance of notice of redemption with respect to a Redemption Date during such period, such Series H Preferred Units being entitled to such distribution on the Distribution Date) must be accompanied by payment of an amount equal to the distribution payable on such Series H Preferred Units on such Distribution Date. A holder of Series H Preferred Units (other than the General Partner) on a distribution record date who (or whose transferee) tenders the notice for conversion of any such Series H Preferred Units into Class A Units on the corresponding Distribution Date will receive the distribution payable by the General Partner on such Series H Preferred Units on such date, and the converting holder need not include payment of the amount of such distribution upon tender of such notice for conversion of Series H Preferred Units. Except as provided above, the General Partner shall make no payment or allowance for unpaid distributions, whether or not in arrears, on converted shares or for distributions on the Class A Units issued upon such conversion.

          As promptly as practicable after the surrender of certificates representing the Series H Preferred Units, the General Partner shall issue and shall deliver at such office to such holder, or on his or her written order, a certificate or certificates for the number of full Class A Units issuable upon the conversion of such Series H Preferred Units in accordance with provisions of this Section 5(A), and any fractional interest in respect of a Class A Unit arising upon such conversion shall be settled as provided in paragraph (iii) of this Section 5(A).

          Each conversion shall be deemed to have been effected immediately prior to the close of business on the date on which the certificates for Series H Preferred Units shall have been received by the General Partner (and if applicable, payment of an amount equal to the distribution payable on such Series H Preferred Units shall have been received by the General Partner as described above), and the person or persons in whose name or names any certificate or certificates for Class A Units shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the Class A Units represented thereby at such time on such date and such conversion shall be at the Conversion Price in effect at such time on such date unless the transfer books of the Partnership shall be closed on that date, in which event such person or persons shall be deemed to have become such holder or holders of record at the close of business on the next succeeding day on which such transfer books are open, but such conversion shall be at the Conversion Price in effect on the date on which such notice of conversion is received by the General Partner.

          (iii) No fractional Class A Units or scrip representing fractions of Class A Units shall be issued upon conversion of the Series H Preferred Units. Instead of any fractional interest in a Class A Unit that would otherwise be issuable upon the conversion of a Series H Preferred Unit, the General Partner shall pay to the holder of such Class A Units an amount in cash based upon the Current Market Price of the Class A Units on the Trading Day immediately preceding the date of conversion. If more than one Series H Preferred Unit shall be surrendered for conversion at one time by the same holder, the number of full Class A Units issuable upon conversion thereof shall be computed on the basis of the aggregate number of Series H Preferred Units so converted.

          (iv) The Conversion Price shall be adjusted from time to time as follows:

                 (a) If the Partnership shall after the Issue Date (1) make a distribution on its Partnership Units in Class A Units, (B) subdivide its outstanding Class A Units into a greater number of Partnership Units, (C) combine its outstanding Class A Units into a smaller number of Partnership Units or (D) issue any Partnership Units by reclassification of its Class A Units, the Conversion Price in effect at the opening of business on the day following the date fixed for the determination of Class A Unitholders entitled to receive such distribution or at the opening of business on the Business Day next following the day on which such subdivision, combination or reclassification becomes effective, as the case may be, shall be adjusted so that the holder of any Series H Preferred Units (other than the General Partner) thereafter surrendered for conversion shall be entitled to receive the number of Class A Units that such holder would have owned or have been entitled to receive after the happening of any of the events described above as if such Series H Preferred Units had been converted immediately prior to the record date in the case of a distribution or the effective date in the case of a subdivision, combination or reclassification. An adjustment made pursuant to this subparagraph (a) shall become effective immediately after the opening of business on the Business Day next following the record date (except as provided in paragraph (viii) below) in the case of a distribution and shall become effective immediately after the opening of business on the Business Day next following the effective date in the case of a subdivision, combination or reclassification.

          (b) If the Partnership shall issue after the Issue Date rights, options or warrants to all holders of Class A Units entitling them (for a period expiring within 45 days after the record date mentioned below) to subscribe for or purchase Class A Units at a price per share less than 94% (100% if a stand-by underwriter is used and charges the Partnership a commission) of the Fair Market Value per Class A Unit on the record date for the determination of Class A Unitholders entitled to receive such rights, options or warrants, then the Conversion Price in effect at the opening of business on the Business Day next following such record date shall be adjusted to equal the price determined by multiplying (1) the Conversion Price in effect immediately prior to the opening of business on the Business Day next following the date fixed for such determination by (2) a fraction, the numerator of which shall be the sum of (x) the number of Class A Units outstanding on the close of business on the date fixed for such determination and (y) the number of Partnership Units that the aggregate proceeds to the Partnership from the exercise of such rights, options or warrants for Class A Units would purchase at 94% of such Fair Market Value (or 100% in the case of a stand-by underwriting), and the denominator of which shall be the sum of (x) the number of Class A Units outstanding on the close of business on the date fixed for such determination and (y) the number of additional Class A Units offered for subscription or purchase pursuant to such rights, options or warrants. Such adjustment shall become effective immediately after the opening of business on the day next following such record date (except as provided in paragraph (viii) below). In determining whether any rights, options or warrants entitle the holders of Class A Units to subscribe for or purchase Class A Units at less than 94% of such Fair Market Value (or 100% in the case of a stand-by underwriting), there shall be taken into account any consideration received by the Partnership upon issuance and upon exercise of such rights, options or warrants, the value of such consideration, if other than cash, to be determined by the Partnership.

          (c) If the Partnership shall distribute to all holders of its Class A Units any securities of the Partnership (other than Class A Units) or evidence of its indebtedness or assets (excluding cumulative cash distributions paid with respect to the Class A Units after December 31, 1998 which are not in excess of the following: the sum of (1) the Partnership's cumulative undistributed Funds from Operations at December 31, 1998, plus (2) the cumulative amount of Funds from Operations, as determined by the Partnership, after December 31, 1998, minus (3) the cumulative amount of distributions accrued or paid in respect of the Series H Preferred Units or any other class or series of Preferred Units after the Issue Date) or rights, options or warrants to subscribe for or purchase any of its securities (excluding those rights, options and warrants issued to all holders of Class A Units entitling them for a period expiring within 45 days after the record date referred to in subparagraph (b) above to subscribe for or purchase Class A Units, which rights and warrants are referred to in and treated under subparagraph (b) above) (any of the foregoing being hereinafter in this subparagraph (c) collectively called the "Securities" and individually a "Security"), then in each such case the Conversion Price shall be adjusted so that it shall equal the price determined by multiplying (i) the Conversion Price in effect immediately prior to the close of business on the date fixed for the determination of Class A Unitholders entitled to receive such distribution by
(ii) a fraction, the numerator of which shall be the Fair Market Value per Class A Unit on the record date mentioned below less the then fair market value (as determined by the Partnership whose determination shall be conclusive), of the portion of the Securities or assets or evidences of indebtedness so distributed or of such rights, options or warrants applicable to one Class A Unit, and the denominator of which shall be the Fair Market Value per Class A Unit on the record date mentioned below. Such adjustment shall become effective immediately at the opening of business on the Business Day next following (except as provided in paragraph (viii) below) the record date for the determination of Class A Unitholders entitled to receive such distribution. For the purposes of this subparagraph (c), the distribution of a Security, which is distributed not only to the holders of the Class A Units on the date fixed for the determination of Class A Unitholders entitled to such distribution of such Security, but also is distributed with each Class A Unit delivered to a Person converting a Series H Preferred Unit after such determination date, shall not require an adjustment of the Conversion Price pursuant to this subparagraph (c); provided that on the
                                                           --------
date, if any, on which a person converting a Series H Preferred Unit would no longer be entitled to receive such Security with a Class A Unit (other than as a result of the termination of all such Securities), a distribution of such Securities shall be deemed to have occurred and the Conversion Price shall be adjusted as provided in this subparagraph (c) (and such day shall be deemed to be "the date fixed for the determination of the Class A Unitholders entitled to receive such distribution" and "the record date" within the meaning of the two preceding sentences).

          (d) In case a tender or exchange offer (which term shall not include open market repurchases by the Partnership) made by the Partnership or any subsidiary of the Partnership for all or any portion of the Class A Units shall expire and such tender or exchange offer shall involve the payment by the Partnership or such subsidiary of consideration per Class A Unit having a fair market value (as determined in good faith by the Partnership, whose determination shall be conclusive and described in a resolution of the Board of Directors on behalf of the Partnership), at the last time (the "Expiration Time") tenders or exchanges may be made pursuant to such tender or exchange offer, that exceeds the Current Market Price per Class A Unit on the Trading Day next succeeding the Expiration Time, the Conversion Price shall be reduced so that the same shall equal the price determined by multiplying the Conversion Price in effect immediately prior to the effectiveness of the Conversion Price reduction contemplated by this subparagraph, by a fraction of which the numerator shall be the number of Class A Units outstanding (including any tendered or exchanged shares) at the Expiration Time, multiplied by the Current Market Price per Class A Unit on the Trading Day next succeeding the Expiration Time, and the denominator shall be the sum of (1) the fair market value (determined as aforesaid) of the aggregate consideration payable to Class A Unitholders based upon the acceptance (up to any maximum specified in the terms of the tender or exchange offer) of all units validly tendered or exchanged and not withdrawn as of the Expiration Time (the units deemed so accepted, up to any maximum, being referred to as the "Purchased_Units") and (2) the product of the number of Common Units outstanding (less any Purchased Units) at the Expiration Time and the Current Market Price per Class A Unit on the Trading Day next succeeding the Expiration Time, such reduction to become effective immediately prior to the opening of business on the day following the Expiration Time.

          (e) No adjustment in the Conversion Price shall be required unless such adjustment would require a cumulative increase or decrease of at least 1% in such price; provided, however, that any adjustments that by reason of this
               --------  -------
subparagraph (e) are not required to be made shall be carried forward and taken into account in any subsequent adjustment until made; and provided, further,
                                                          --------  -------
that any adjustment shall be required and made in accordance with the provisions of this Section 5(A) (other than this subparagraph (e)) not later than such time as may be required in order to preserve the tax-free nature of a distribution to the holders of Class A Units. Notwithstanding any other provisions of this
Section 5(A), the Partnership shall not be required to make any adjustment of the Conversion Price for the issuance of any Class A Units pursuant to any plan providing for the reinvestment of distributions or interest payable on securities of the Partnership and the investment of additional optional amounts in Class A Units under such plan. All calculations under this Section 5(A) shall be made to the nearest cent (with $.005 being rounded upward) or to the nearest one-tenth of a share (with .05 of a share being rounded upward), as the case may be. Anything in this paragraph (e) to the contrary notwithstanding, the Partnership shall be entitled, to the extent permitted by law, to make such reductions in the Conversion Price, in addition to those required by this paragraph (e), as it in its discretion shall determine to be advisable in order that any distributions in Partnership Units, subdivision of Partnership Units, reclassification or combination of Partnership Units, distribution of rights or warrants to purchase Partnership Units or securities, or distribution of other assets (other than cash distributions) hereafter made by the Partnership to its Partnership Unitholders shall not be taxable.

          (v) If the Partnership shall be a party to any transaction (including without limitation a merger, consolidation, statutory share exchange, self tender offer for all or substantially all of its Class A Units, sale of all or substantially all of the Partnership's assets or recapitalization of the Class A Units and excluding any transaction as to which subparagraph (iv)(a) of this
Section 5(A) applies) (each of the foregoing being referred to herein as a "Transaction"), in each case as a result of which all or substantially all of the Partnership's Class A Units are converted into the right to receive units, securities or other property (including cash or any combination thereof), each Series H Preferred Unit (other than those owned by the General Partner) which is not redeemed or converted into the right to receive Partnership Units, securities or other property prior to such Transaction shall thereafter be convertible into the kind and amount of Partnership Units, securities and other property (including cash or any combination thereof) receivable upon the consummation of such Transaction by a holder of that number of Class A Units into which one Series H Preferred Unit was convertible immediately prior to such Transaction, assuming such holder of Class A Units (1) is not a Person with which Partnership consolidated or into which the Partnership merged or which merged into the Partnership or to which such sale or transfer was made, as the case may be ("Constituent Person"), or an affiliate of a Constituent Person and (2) failed to exercise his rights of election, if any, as to the kind or amount of Partnership Units, securities and other property (including cash) receivable upon such Transaction (provided that if the kind or amount of Partnership Units, securities and other property (including cash) receivable upon such Transaction is not the same for each Class A Unit held immediately prior to such Transaction by other than a Constituent Person or an affiliate thereof and in respect of which such rights of election shall not have been exercised ("Non-Electing Unit"), then for the purpose of this paragraph (v) the kind and amount of Partnership Units, securities and other property (including cash) receivable upon such Transaction by each Non-Electing Unit shall be deemed to be the kind and amount so receivable per Partnership Unit by a plurality of the Non-Electing Units). The Partnership shall not be a party to any Transaction unless the terms of such Transaction are consistent with the provisions of this paragraph (v), and it shall not consent or agree to the occurrence of any Transaction until the Partnership has entered into an agreement with the successor or purchasing entity, as the case may be, for the benefit of the holders of the Series H Preferred Units that will contain provisions enabling the holders of the Series H Preferred Units that remain outstanding after such Transaction to convert into the consideration received by holders of Class A Units at the Conversion Price in effect immediately prior to such Transaction. The provisions of this paragraph (v) shall similarly apply to successive Transactions.

          (vi)   If:

          (1) the Partnership shall declare a distribution (or any other distribution) on its Class A Units (other than cash distributions paid with respect to the Class A Units after December 31, 1998 not in excess of the sum of the Partnership's cumulative undistributed Funds from Operations at December 31, 1998, plus the cumulative amount of Funds from Operations, as determined by the Partnership, after December 31, 1998, minus the cumulative amount of distributions accrued or paid in respect of the Series H Preferred Units or any other class or series of Preferred Units after the Issue Date); or

          (2) the Partnership shall authorize the granting to all holders of Class A Units of rights, options or warrants to subscribe for or purchase any Partnership Units of any class or any other rights, options or warrants; or

          (3) there shall be any reclassification of the Class A Units (other than an event to which subparagraph (iv)(a) of this Section 5(A) applies) or any consolidation or merger to which the Partnership is a party and for which approval of any Partnership Unitholders of the Partnership is required, or a self tender offer by the Partnership for all or substantially all of its outstanding Class A Units or the sale or transfer of all or substantially all of the assets of the Partnership as an entirety; or

          (4) there shall occur the voluntary or involuntary liquidation, dissolution or winding up of the Partnership;

then the General Partner shall cause to be mailed to the holders of Series H Preferred Units at their addresses as shown on the records of the General Partner, as promptly as possible, but at least 10 days prior to the applicable date hereinafter specified, a notice stating (A) the date on which a record is to be taken for the purpose of such distribution or granting of rights, options or warrants, or, if a record is not to be taken, the date as of which the holders of Class A Units of record to be entitled to such distribution or rights, options or warrants are to be determined or (B) the date on which such reclassification, consolidation, merger, sale, transfer, liquidation, dissolution or winding up is expected to become effective, and the date as of which it is expected that holders of Class A Units of record shall be entitled to exchange their Class A Units for securities or other property, if any, deliverable upon such reclassification, consolidation, merger, sale, transfer, liquidation, dissolution or winding up. Failure to give or receive such notice or any defect therein shall not affect the legality or validity of the proceedings described in this Section 5(A).

          (vii) Whenever the Conversion Price is adjusted as herein provided, the Partnership shall promptly file in its records an officer's certificate setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment which certificate shall be conclusive evidence of the correctness of such adjustment absent manifest error. Promptly after delivery of such certificate, the Partnership shall prepare a notice of such adjustment of the Conversion Price setting forth the adjusted Conversion Price and the effective date of such adjustment and shall mail such notice of such adjustment of the Conversion Price to the holder of each Series H Preferred Units at such holder's last address as shown on the records of the General Partner.

          (viii) In any case in which paragraph (iv) of this Section 5(A) provides that an adjustment shall become effective on the day next following the record date for an event, the Partnership may defer until the occurrence of such event (1) issuing to the holder of any Series H Preferred Unit converted after such record date and before the occurrence of such event the additional Class A Units issuable upon such conversion by reason of the adjustment required by such event over and above the Class A Units issuable upon such conversion before giving effect to such adjustment and (2) paying to such holder any amount of cash in lieu of any fraction pursuant to paragraph (iii) of this Section 5(A).

          (ix) There shall be no adjustment of the Conversion Price in case of the issuance of any Partnership Units in a reorganization, acquisition or other similar transaction except as specifically set forth in this Section 5(A). If any action or transaction would require adjustment of the Conversion Price pursuant to more than one paragraph of this Section 5(A), only one adjustment shall be made and such adjustment shall be the amount of adjustment that has the highest absolute value.

          (x) If the Partnership shall take any action affecting the Class A Units, other than action described in this Section 5(A), that in the opinion of the Partnership would materially and adversely affect the conversion rights of the holders of the Series H Preferred Units, the Conversion Price for the Series H Preferred Units may be adjusted, to the extent permitted by law, in such manner, if any, and at such time, as the Partnership, in its sole discretion, may determine to be equitable in the circumstances.

          (xi) The Partnership covenants that it will at all times reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued Class A Units, for the purpose of effecting conversion of the Series H Preferred Units, the full number of Class A Units deliverable upon the conversion of all outstanding Series H Preferred Units not theretofore converted. For purposes of this paragraph (xi), the number of Class A Units that shall be deliverable upon the conversion of all outstanding Series H Preferred Units shall be computed as if at the time of computation all such outstanding Series H Preferred Units were held by a single holder.

          The Partnership covenants that any Class A Units issued upon conversion of the Series H Preferred Units shall be validly issued and fully paid. Before taking any action that would cause an adjustment reducing the Conversion Price below the then-par value of the Class A Units deliverable upon conversion of the Series H Preferred Units, the Partnership will take any action that, in the opinion of its counsel, may be necessary in order that the Partnership may validly and legally issue fully paid Class A Units at such adjusted Conversion Price.

          The Partnership shall endeavor to comply with all federal and state securities laws and regulations thereunder in connection with the issuance of any securities that the Partnership shall be obligated to deliver upon conversion of the Series H Preferred Units. In addition to any legend required the Partnership Agreement, the certificates evidencing such securities shall bear such legends restricting transfer thereof in the absence of registration under applicable securities laws or an exemption therefrom as the Partnership may in good faith deem appropriate.

          (xii) The Partnership will pay any and all documentary stamp or similar issue or transfer taxes payable in respect of the issue or delivery of Class A Units or other securities or property on conversion of the Series H Preferred Units pursuant hereto; provided, however, that the Partnership shall
                                 --------  -------
not be required to pay any tax that may be payable in respect of any transfer involved in the issue or delivery of Class A Units or other securities or property in a name other than that of the holder of the Series H Preferred Units to be converted, and no such issue or delivery shall be made unless and until the person requesting such issue or delivery has paid to the Partnership the amount of any such tax or established, to the reasonable satisfaction of the Partnership, that such tax has been paid.

          (B)    Conversion by the General Partner.
                 ---------------------------------

          (i) In the event that a holder of Series H Preferred Stock exercises its right to convert such Series H Preferred Stock into REIT Shares, then, concurrently therewith, an equivalent number of Series H Preferred Units shall be automatically converted into a number of Class A Units equal to (x) the number of REIT Shares issued upon conversion of such Series H Preferred Shares divided by (y) the Conversion Factor. Any such conversion will be effective at the same time as the conversion of Series H Preferred Stock into REIT Shares is effective.

          (ii) The General Partner, as a holder of Series H Preferred Units that are converted pursuant to this Section 5 effective during the period after a Partnership Record Date and prior to the opening of business on the corresponding Distribution Date, shall not be entitled to receive the distribution payable on such Series H Preferred Units on such Distribution Date notwithstanding such conversion thereof following the corresponding Partnership Record Date and prior to such Distribution Date.

     6.   Ranking.  Any class or series of Partnership Units shall be deemed
          -------
to rank:

          (A) prior to the Series H Preferred Units, as to the payment of distributions and as to distribution of assets upon liquidation, dissolution or winding up of the Partnership, if the holders of such class or series of Partnership Units shall be entitled to the receipt of distributions or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of Series H Preferred Units;

          (B) on a parity with the Series H Preferred Units as to the payment of distributions and as to the distribution of assets upon liquidation, dissolution or winding up of the Partnership, whether or not the distribution rates, distribution payment dates or redemption or liquidation prices per Partnership Unit be different from those of the Series H Preferred Units, if the holders of such class or series of Partnership Units and the Series H Preferred Units shall be entitled to the receipt of distributions and of amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accrued and unpaid distributions per Partnership Unit or liquidation preferences, without preference or priority one over the other ("Parity Units");

          (C) junior to the Series H Preferred Units, as to the payment of distributions or as to the distribution of assets upon liquidation, dissolution or winding up of the Partnership, if such class or series of Partnership Units shall be Junior Units; and

          (D) junior to the Series H Preferred Units, as to the payment of distributions and as to the distribution of assets upon liquidation, dissolution or winding up of the Partnership, if such class or series of Partnership Units shall be Fully Junior Units.

     7.   Voting.
          ------

          (A)  Voting of Holders of Series H Preferred Units.  So long as any
               ---------------------------------------------
Series H Preferred Units are outstanding, in addition to any other vote or consent of Series H Preferred Unitholders required by law or by the Partnership Agreement, the affirmative vote of at least 66-2/3% of the votes entitled to be cast by the holders of the Series H Preferred Units given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

          (i) Any amendment, alteration or repeal of any of the provisions of the Partnership Agreement that materially and adversely affects the voting powers, rights or preferences of the holders of the Series H Preferred Units; provided, however, that the amendment of the provisions of the Partnership
--------  -------
Agreement so as to authorize or create or to increase the authorized amount of, any Fully Junior Units, Junior Units that are not senior in any respect to the Series H Preferred Units or any Parity Units shall not be deemed to materially adversely affect the voting powers, rights or preferences of the holders of Series H Preferred Units; or

          (ii) A consolidation with or merger of the Partnership into another entity, or a consolidation with or merger of another entity into the Partnership, unless in each such case each Series H Preferred Unit (i) shall remain outstanding without a material and adverse change to its terms and rights or (ii) shall be converted into or exchanged for convertible preferred units of the surviving entity having preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions, qualifications and terms or conditions of redemption thereof identical to that of a Series H Preferred Unit (except for changes that do not materially and adversely affect the holders of the Series H Preferred Units (other than the General Partner)); or

          (iii) The authorization, reclassification or creation of, or the increase in the authorized amount of, any units of any class or any security convertible into units of any class ranking prior to the Series H Preferred Units in the distribution of assets on any liquidation, dissolution or winding up of the Partnership or in the payment of distributions; or

          (iv) Any increase in the authorized number of Series H Preferred Units or decrease in the authorized number of Series H Preferred Units below the number of units then issued and outstanding;

provided, however, that no such vote of the holders of Series H Preferred Units
--------  -------
shall be required if, at or prior to the time when such amendment, alteration or repeal is to take effect, or when the issuance of any such prior units or convertible security is to be made, as the case may be, provision is made for the redemption of all Series H Preferred Units at the time outstanding to the extent such redemption is authorized by Section 4 of this Designation.

For purposes of the foregoing provisions of this Section 7, each Series H Preferred Unit shall have one (1) vote per Series H Preferred Unit. Except as otherwise required by applicable law or as set forth herein, the Series H Preferred Units shall not have any relative, participating, optional or other special voting rights and powers other than as set forth herein, and the consent of the holders thereof shall not be required for the taking of any Partnership action.

     8.   Repurchase of Series H Preferred Units.  In the event that the General
          --------------------------------------
Partner is required to repurchase any shares of Series H Preferred Stock, the Partnership shall repurchase an equivalent number of Series H Preferred Units for consideration equal to the consideration payable by the General Partner upon repurchase of such shares of Series H Preferred Stock.

     9.   General.  The rights of the General Partner, in its capacity as a
          -------
holder of Series H Preferred Units, are in addition to and not in limitation on any other rights or authority of the General Partner, in any other capacity, under the Partnership Agreement. In addition, nothing contained in this
Exhibit K shall be deemed to limit or otherwise restrict any rights or authority
---------
of the General Partner under the Partnership Agreement, other than in its capacity as a holder of Series H Preferred Units.

                              *     *     *     *